Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

FIRST: The name of the corporation is WildHorse Resource Development Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares. All shares shall be Common Stock, par value of One Cent ($0.01) per share, and are to be of one class.

FIFTH: Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

SIXTH: The name of the incorporator is McCall Grimes and his mailing address is c/o Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation or adopt new bylaws without any action on part of the stockholders; provided that any bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

EIGHTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote on all matters voted or acted upon by the Board of Directors of the Corporation.

NINTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

TENTH: No director of the corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article TENTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ELEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article ELEVENTH.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of August, 2016.

/s/ McCall Grimes
McCall Grimes

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